CONTACTS:Rich Jacobson, CEO Greg Spear, CFO 360.733.3050	NEWS RELEASE

Horizon Financial Reports Fiscal 2009 Results

BELLINGHAM, WA – April 30, 2009 – Horizon Financial Corp. (NASDAQ GS:HRZB) the bank holding company for Horizon Bank (“Bank”), today reported that a $40.0 million provision for loan losses contributed to a net loss of $25.7 million, or $2.15 per share, for the fiscal fourth quarter ended March 31, 2009.  The net loss totaled $33.4 million, or $2.79 per share, including a $65.0 million loan loss provision for the year ended March 31, 2009.

“Fiscal 2009 was one of the most challenging years on record, and the regional and national recession is likely to continue to present challenges to our asset quality.  We continue to make significant progress in de-leveraging our balance sheet, diversifying our loan portfolio and maintaining strong liquidity,” said Rich Jacobson, Chief Executive Officer. “Despite the difficult environment, we generated net revenues (net-interest income plus non-interest income) in excess of non-interest expenses, resulting in pre-tax, pre-provision income of $11.1 million for the fiscal year ended March 31, 2009.

“The recent increase in home sales in most of our markets during the quarter ended March 31, 2009, was a positive sign.  We believe residential real estate values, however, will likely test the market as the excess inventory of newly built homes, including those owned by other regional banks, come onto the market in the coming months,” said  Jacobson.  “As a result of our impairment analysis of our loan portfolio and measurement of the accounting estimate for probable losses, we charged off $26.3 million in loans during the fourth quarter and recorded a $40.0 million provision for loan losses.  We continue to work diligently with our borrowers to complete those projects in process and we do not expect to fund new construction or development projects until region-wide housing inventories decline.  Net commercial real estate loans in our portfolio have declined more than $100.0 million in the past year, with construction and land development loans balances down $77.7 million.”

Net loans receivable declined $63.5 million during the fourth quarter of fiscal 2009, following a $52.5 million decrease in net loans receivable in the immediate prior quarter.  “The decline in loan totals was a direct result of our efforts to de-leverage our balance sheet by aggressively selling loans and charging off the appropriate amount of each loan that we do not expect to recover,” Jacobson noted.

Capital Ratios, Liquidity and Credit Quality

Horizon Bank was adequately capitalized by regulatory standards as of March 31, 2009, with both its tangible common equity to assets and leverage ratios at 6.34%.  Tier 1 capital to risk adjusted assets was 7.29% and the total risk-based capital ratio was 8.58% at March 31, 2009.  “We intend to improve our capital levels to comply with our recent agreement with our regulators by continuing to de-leverage our balance sheet.  In addition, we anticipate returning to the equity markets for additional capital when market conditions improve,” said Jacobson.

“We continue to maintain strong liquidity with a sound mix of funding sources, including growth in core deposits, potential sale of investments and loans, and our lines of credit with the Federal Home Loan Bank and Federal Reserve Bank,” Jacobson noted.  “The extension of FDIC insurance to all non-interest bearing deposits and the increased limit to $250,000 from $100,000 per account has brought insurance coverage to the vast majority of our deposits.”

Total non-performing assets were $104.7 million, or 7.13% of total assets at March 31, 2009, up from $83.7 million, or 5.69% of total assets at December 31, 2008, and $12.3 million, or 0.88% of total assets at March 31, 2008. Non-performing loans increased to $85.4 million, or 7.35% of gross loans at March 31, 2009, from $66.9 million, or 5.52% of gross loans at December 31, 2008, and $11.6 million, or 0.97% of gross loans at March 31, 2008.

“The increase in non-performing assets was primarily related to commercial land development loans in Snohomish and Pierce Counties,” said Greg Spear, Chief Financial Officer.  “While we believe the majority of our builders have sound financial foundations and are committing additional resources to their development projects, the downturn in the housing market has significantly affected our customers. We are working with these customers to reduce housing inventories, using a variety of options, including short sales.  Together with our capital position and the increased allowance for loan losses, we believe we have the flexibility to aggressively address our non-performing assets.”

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

“We recorded net charge offs during the quarter ended March 31, 2009, of $26.3 million to bring carrying values down to a level we believe properly recognizes the permanence of the losses in some loans and accurately reflects current market conditions,” stated Spear.

The allowance for loan losses was $39.0 million, or 3.47% of net loans at March 31, 2009, compared to $25.3 million, or 2.13% of net loans at December 31, 2008, and $19.1 million, or 1.60% of net loans a year ago.

The following table summarizes our non-performing assets by category and county at March 31, 2009:

Non-performing Assets	Whatcom	Skagit	Snohomish	King	Pierce	Thurston	Total
(dollars in 000s)

1-4 Family residential	$ 100	$ 381	$ 640	$ -	$ -	$ -	$ 1,121	1%
1-4 Family construction	-	-	605	-	2,095	-	2,700	3%
Subtotal	100	381	1,245	-	2,095	-	3,821	4%

Commercial land development	10,138	162	32,040	-	15,586	2,286	60,212	57%
Commercial construction	362	1,371	6,763	12,568	11,625	3,994	36,683	35%
Multi family residential	-	-	-	-	-	-	-	0%
Commercial real estate	-	-	-	-	-	-	-	0%
Commercial loans	-	-	721	1,497	33	-	2,251	2%
Home equity secured	73	249	-	-	1,345	-	1,667	2%
Other consumer loans	17	-	-	-	-	-	17	0%
Subtotal	10,590	1,782	39,524	14,065	28,589	6,280	100,830	96%

Total nonperforming assets	$ 10,690	$ 2,163	$ 40,769	$14,065	$30,684	$ 6,280	$104,651	100%

Percent of total assets	10%	2%	39%	14%	29%	6%	100%

Balance Sheet Review

Total assets were $1.47 billion at March 31, 2009, relatively unchanged from the immediate prior quarter and up 5% from $1.39 billion at March 31, 2008.  Net loans declined to $1.12 billion at March 31, 2009, compared to $1.19 billion at December 31, 2008, and March 31, 2008. Commercial real estate loans, including commercial construction and land development, continue to make up the majority of the portfolio representing 64% of net loans at March 31, 2009, down from 69% a year ago.  Commercial business loans represent 17%, residential loans represent 13%, and consumer loans represent 6% of net loans, at the end of the fiscal year.  “We are seeing strong demand for mortgage refinancing, but overall commercial loan demand has declined in connection with the slowing economy,” noted Jacobson.

The investment and mortgage-backed securities portfolio totaled $66.9 million at March 31, 2009.  “During fiscal 2009, we took a write down of $309,000 as a result of “other than temporary impairment” (“OTTI”) on private-label mortgage-backed securities we received from the in-kind distribution of the Shay AMF family of mutual funds.  There were no OTTI charges taken in the fourth quarter,” said Spear.

“Last quarter, we completed a valuation of our goodwill asset and concluded it was necessary to charge-off the entire goodwill asset, which increased our other expenses for the year by $545,000,” said Spear.

Total deposits increased 18% year–over-year to $1.22 billion at March 31, 2009, compared to $1.20 billion at December 31, 2008, and $1.04 billion at March 31, 2008.  Core deposits, including transaction accounts and certificates of deposit under $100,000, increased 5% year-over-year and 2% from the prior quarter.  “We have been very pleased with the continued support we have received from our customers,” stated Jacobson. Core deposits comprise 54% of total deposits.  Other deposits include Jumbo CDs (over $100,000), which totaled $303.3 million, or 25% of deposits, up from $290.2 million in the immediate prior quarter and $287.3 million a year ago.  Brokered CDs, including CDARs deposits, totaled $261.4 million compared to $250.7 million in the prior quarter and $121.0 million a year ago. “As we continue to de-leverage our balance sheet, we intend to reduce our reliance on wholesale funding sources, including brokered deposits.”

Stockholders’ equity was $93.0 million at March 31, 2009, compared to $118.3 million at December 31, 2008 and $128.3 million a year ago.  At March 31, 2009, book value was $7.76 per share, compared to $9.88 per share at

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

December 31, 2008, and $10.79 per share a year earlier.  Tangible book value was $7.75 per share compared to $9.86 per share in the immediate prior quarter and $10.72 per share a year ago.

Review of Operations

Net revenue (net interest income plus non-interest income) was $8.5 million in the fourth quarter of fiscal 2009 compared to $14.6 million for the comparable quarter in fiscal 2008.  Net revenue for the fiscal year 2009 was $44.7 million down from $60.6 million in fiscal 2008.

Net interest income declined 45% to $6.9 million in the current quarter compared to $12.4 million for the year ago quarter.  Net interest income in the fiscal year 2009 declined 29% to $38.3 million from $53.6 million in fiscal 2008, with the yield on earning assets at 5.79% down from 8.17% in the prior fiscal year.  “The decline in net interest income was largely due to the loss in interest income from the rise in non-performing loans,” stated Spear. Also contributing to the decline in net interest income was the lower yield on earning assets, reflecting the declining yields on approximately 28% of the loan portfolio which is tied to the prime rate.  Lower yields were partially offset by a lower cost on interest bearing liabilities, reflecting the general decline in interest rates over the last year. Total interest expense declined 16% in the current quarter to $9.4 million, from $11.1 million for the fiscal fourth quarter a year ago.  For fiscal 2009, total interest expense was $39.4 million, down 16% from $46.6 million a year ago.

The provision for loan losses was $40.0 million in the fourth quarter of fiscal 2009, $10.0 million in the immediate prior quarter and $2.0 million in the fourth quarter of fiscal 2008. In the current fiscal year, the provision for loan losses was $65.0 million compared to $4.1 million for the prior fiscal year. As indicated above, the increased loan loss provisions in fiscal 2009 are a result of a variety of factors, including the regional housing market and its adverse impact on our loan portfolio, particularly in the construction and land development categories.

The increase in mortgage refinancing created by falling mortgage interest rates helped to boost fee income from the sale of one-to-four family mortgage loans in the last quarter of the fiscal year.  Non-interest income was $1.6 million in the fourth quarter of fiscal 2009, compared to $1.0 million in the third quarter of fiscal 2009 and $2.2 million in the fourth quarter of fiscal 2008.  For fiscal 2009, non-interest income was $6.3 million compared to $7.0 million in fiscal 2008. Non-interest income in fiscal 2008 included a $480,000 gain on investment securities compared to a $500,000 loss in fiscal 2009.

Non-interest expense increased 15% to $9.5 million in the fourth quarter of fiscal 2009, from $8.3 million in the third quarter of fiscal 2009, and 35% from the year ago quarter.  For the fiscal year, non-interest expenses increased 15% to $33.6 million from $29.2 million in fiscal 2008.  These increases reflect higher costs for managing the other real estate owned portfolio, increased FDIC insurance premiums, additional other expenses related to credit quality, the charge-off of the goodwill asset and increased legal and accounting fees.  The reduction in force completed in the prior quarter contributed to a drop of 6% in compensation costs as compared to the prior quarter and 3% from the same quarter a year ago.

With higher costs and lower revenues, the efficiency ratio (defined as non-interest expense divided by the sum of net interest income and non-interest income) was 112.00% for the quarter ended March 31, 2009, as compared to 81.08% for the quarter ended December 31 2008 and 48.21% for the same period last year.  The efficiency ratio was 75.13% for the 2009 fiscal year compared to 48.12% for the last fiscal year.

The net interest margin was 2.03% in the fourth quarter of fiscal 2009, a decrease of 74 basis points from 2.77% in the immediate prior quarter and down 185 basis points from 3.88% in the same period a year ago.  For the year, the net interest margin was 2.86%, down 151 basis points from 4.37% in fiscal 2008.  The reversal of interest for non-accrual loans accounted for 39 basis points of the decline in the fourth quarter of fiscal 2009 and 36 basis points for the year.

The yield on earning assets declined in the fourth quarter of fiscal 2009 to 4.79% from 5.73% in the prior quarter and 7.36% in the fourth quarter a year ago.  In the fourth quarter of fiscal 2009, the cost of interest-bearing liabilities was 2.77%, compared to 3.02% in the preceding quarter and 3.60% for the fourth quarter of fiscal 2008. In fiscal 2009, the yield on earning assets was 5.79% down from 8.17% a year ago and the cost of interest bearing liabilities was 2.99% down from 3.93% a year ago.

Conference Call and Industry Conference Information

Management will host a conference call later today, April 30, 2009, at 1:30 pm PDT (4:30 pm EDT) to discuss the fourth quarter and fiscal 2009 year end results.  The live call can be accessed by dialing (303) 262-2053 or on the web at www.horizonbank.com.  The replay can be heard at www.horizonbank.com.

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

Horizon Financial will also be presenting at the D.A. Davidson 11th Annual Financial Services Conference on May 6 and 7, at the Bell Harbor Conference Center, Seattle, WA.  Rich Jacobson and Greg Spear are scheduled to present on Thursday, May 7th at 3:00 p.m. PDT.  Copies of the slide presentation will be available at www.horizonbank.com.

Horizon Financial Corp. is a $1.47 billion, state-chartered bank holding company headquartered in Bellingham, Washington. Its primary subsidiary, Horizon Bank, maintains a regional banking presence that has been serving customers for 87 years, and operates 18 full-service offices, four commercial loan centers and four real estate loan centers throughout Whatcom, Skagit, Snohomish and Pierce Counties in Washington.

Economic data was derived from reports by the Washington State Employment Security Department, Labor Market and Economic Analysis at www.workforceexplorer.com, the Economic Forecaster at www.economicforecaster.com, Marple’s Pacific Northwest Letter at www.marples.com, and other real estate data at www.wcrer.wsu.edu and http://www.nwrealestate.com/nwrpub/common/news.cfm.

Safe Harbor Statement:  Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs,  results of examinations by our banking regulators and our ability to comply with the regulatory agreement with our regulators, our ability to increase our capital and manage our liquidity, our ability to manage loan delinquency rates, the ability to successfully expand existing relationships, deposit pricing and the ability to gather low-cost deposits, success in new markets and expansion plans, expense management and the efficiency ratio, expanding or maintaining the net interest margin, interest rate risk, the local and national economic environment, and other risks and uncertainties discussed from time to time in Horizon Financial’s filings with the Securities and Exchange Commission (“SEC”).  Accordingly, undue reliance should not be place on forward- looking statements.  These forward-looking statements speak only as of the date of this release.  Horizon undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.   Investors are encouraged to read the SEC report of Horizon, particularly its Form 10-K for the fiscal year ended March 31, 2008 and its Form 10-Q filings for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008 for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

CONSOLIDATED STATEMENTS OF OPERATIONS	Quarter Ended	Three Month	Quarter Ended	One Year	Quarter Ended
(unaudited) (in 000s, except share data)	Mar 31, 2009	Change	Dec 31, 2008	Change	Mar 31, 2008
Interest income:
Interest on loans	$ 15,432	-16%	$ 18,363	-32%	$ 22,637
Interest and dividends on securities	843	-2%	862	-7%	906
Total interest income	16,275	-15%	19,225	-31%	23,543

Interest expense:
Interest on deposits	8,593	-4%	8,927	-7%	9,215
Interest on borrowings	801	-21%	1,019	-58%	1,914
Total interest expense	9,394	-6%	9,946	-16%	11,129
Net interest income	6,881	-26%	9,279	-45%	12,414

Provision for loan losses	40,000	300%	10,000	1900%	2,000
Net interest income (loss) after provision for loan losses	(33,119)	4493%	(721)	-418%	10,414

Non-interest income:
Service fees	854	14%	747	-6%	909
Net gain on sales of loans - servicing released	402	396%	81	110%	191
Net gain (loss) on sales of loans - servicing retained	9	N/A	-	-94%	158
Net gain (loss) on investment securities	-	-100%	(302)	-100%	480
Other non-interest income	372	-18%	451	-22%	475
Total non-interest income	1,637	68%	977	-26%	2,213

Non-interest expense:
Compensation and employee benefits	3,861	-6%	4,103	-3%	3,962
Building occupancy	1,230	4%	1,180	2%	1,205
REO/collection expense	1,445	196%	488	3424%	41
FDIC insurance	306	34%	228	993%	28
Data processing	247	2%	243	1%	244
Advertising	11	-93%	152	-95%	200
Other non-interest expense	2,441	27%	1,921	78%	1,371
Total non-interest expense	9,541	15%	8,315	35%	7,051

Income (loss) before provision for income taxes	(41,023)	N/A	(8,059)	N/A	5,576
Provision (Benefit) for income taxes	(15,362)	N/A	(2,939)	N/A	1,804
Net Income (Loss)	$ (25,661)	N/A	$ (5,120)	N/A	$ 3,772

Earnings per share :
Basic earnings (loss) per share	$ (2.15)	N/A	$ (0.43)	N/A	$ 0.32
Diluted earnings (loss) per share	N/A	N/A	N/A	N/A	$ 0.31

Weighted average shares outstanding:
Basic	11,950,796	0%	11,970,478	0%	11,943,021
Common stock equivalents	-	N/A	-	N/A	81,437
Diluted	11,950,796	0%	11,970,478	-1%	12,024,458

HRZB Reports Fourth Quarter Fiscal 2009 Results April 30, 2009 Page 6 CONSOLIDATED STATEMENTS OF OPERATIONS	Twelve Months Ended		Twelve Months Ended
(unaudited) (in 000s, except per share data)	March 31, 2009	Change	March 31, 2008
Interest income:
Interest on loans	$ 74,049	-23%	$ 96,320
Interest and dividends on securities	3,616	-8%	3,923
Total interest income	77,665	-23%	100,243

Interest expense:
Interest on deposits	34,606	-9%	38,073
Interest on borrowings	4,748	-45%	8,572
Total interest expense	39,354	-16%	46,645
Net interest income	38,311	-29%	53,598

Provision for loan losses	65,000	1485%	4,100
Net interest income (loss) after provision for loan losses	(26,689)	-154%	49,498

Non-interest income:
Service fees	3,379	-6%	3,601
Net gain on sales of loans - servicing released	833	-2%	848
Net gain on sales of loans - servicing retained	6	-97%	176
Net gain (loss) on investment securities	(500)	-204%	480
Other non-interest income	2,631	36%	1,939
Total non-interest income	6,349	-10%	7,044

Non-interest expense:
Compensation and employee benefits	16,804	1%	16,595
Building occupancy	4,711	0%	4,698
REO/collection expense	2,578	1491%	162
FDIC insurance	793	602%	113
Data processing	975	2%	957
Advertising	601	-26%	812
Other non-interest expense	7,093	21%	5,843
Total non-interest expense	33,555	15%	29,180

Income (loss) before provision for income taxes	(53,895)	N/A	27,362
Provision (Benefit) for income taxes	(20,529)	N/A	8,949
Net Income (Loss)	$ (33,366)	N/A	$ 18,413

Earnings per share :
Basic earnings (loss) per share	$ (2.79)	N/A	$ 1.52
Diluted earnings (loss) per share	N/A	N/A	$ 1.51

Weighted average shares outstanding:
Basic	11,945,835	-1%	12,097,615
Common stock equivalents	-	-100%	99,168
Diluted	11,945,835	-2%	12,196,783

(more)

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION		Three Month		One Year
(unaudited) (in 000s, except share data)	March 31, 2009	Change	Dec 31, 2008	Change	March 31, 2008
Assets:
Cash and due from banks	$ 17,881	-24%	$ 23,391	-20%	$ 22,412
Interest-bearing deposits	126,159	56%	80,869	4232%	2,912
Investment securities - available for sale	28,083	-1%	28,425	-32%	41,241
Mortgage-backed securities - available for sale	38,782	-3%	39,954	-1%	39,100
Mortgage-backed securities - held to maturity	8	-11%	9	-73%	30
Federal Home Loan Bank stock	7,247	0%	7,247	-18%	8,867
Loans held for sale	4,745	129%	2,072	79%	2,644
Gross loans receivable	1,162,641	-4%	1,212,479	-4%	1,210,592
Reserve for loan losses	(38,981)	54%	(25,309)	104%	(19,114)
Net loans receivable	1,123,660	-5%	1,187,170	-6%	1,191,478
Investment in real estate in a joint venture	17,985	1%	17,879	2%	17,567
Accrued interest and dividends receivable	6,629	0%	6,598	-16%	7,916
Property and equipment, net	26,195	-2%	26,691	-6%	27,778
Net deferred income tax assets	15,164	126%	6,698	143%	6,253
Income tax receivable	12,442	119%	5,694	NA	-
Other real estate owned	19,227	15%	16,791	2835%	655
Other assets	23,764	4%	22,824	2%	23,325
Total assets	$1,467,971	0%	$1,472,312	5%	$1,392,178

Liabilities:
Deposits	$1,229,764	3%	$1,195,424	18%	$1,038,792
Other borrowed funds	114,348	-11%	128,968	-41%	192,343
Borrowing related to investment in real estate in a joint venture	24,440	2%	23,942	9%	22,448
Accounts payable and other liabilities	4,093	13%	3,625	-29%	5,746
Advances by borrowers for taxes and insurance	377	93%	195	-9%	414
Deferred compensation	1,923	5%	1,837	-1%	1,944
Income tax payable	-	NA	-	-100%	2,174
Total liabilities	$1,374,945	2%	$1,353,991	9%	$1,263,861

Stockholders' equity:
Serial preferred stock, $1.00 par value; 10,000,000 shares
authorized; none issued or outstanding	$ -		$ -		$ -
Common stock, $1.00 par value; 30,000,000 shares authorized;
11,980,796, 11,976,669, and 11,892,208 shares outstanding	11,981	0%	11,977	1%	11,892
Additional paid-in capital	51,298	0%	51,210	1%	50,597
Retained earnings	28,333	-48%	53,994	-56%	63,906
Accumulated other comprehensive income	1,414	24%	1,140	-26%	1,922
Total stockholders' equity	93,026	-21%	118,321	-28%	128,317
Total liabilities and stockholders' equity	$1,467,971	0%	$1,472,312	5%	$1,392,178

Intangible assets:
Goodwill	$ -	NA	$ -	-100%	$ 545
Mortgage servicing asset	201	-12%	229	-21%	254
Total intangible assets	$ 201	-12%	$ 229	-75%	$ 799

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

LOANS (unaudited) (in 000s)	March 31, 2009		Dec 31, 2008		March 31, 2008
1-4 Mortgage
1-4 Family residential	$ 167,048		$ 167,737		$ 165,824
1-4 Family construction	28,290		35,500		35,303
Participations sold	(42,853)		(48,943)		(54,269)
Subtotal	152,485		154,294		146,858

Commercial land development	186,580		201,683		183,827
Commercial construction	222,207		263,113		302,708
Multi family residential	51,970		42,722		45,049
Commercial real estate	281,481		273,906		300,109
Commercial loans	201,973		209,072		177,685
Home equity secured	58,228		59,538		47,351
Other consumer loans	7,717		8,151		7,005
Subtotal	1,010,156		1,058,185		1,063,734
Subtotal	1,162,641		1,212,479		1,210,592
Less:
Reserve for loan losses	(38,981)		(25,309)		(19,114)
Net loans receivable	$ 1,123,660		$ 1,187,170		$ 1,191,478

Net residential loans	$ 149,625	13%	$ 152,502	13%	$ 145,565	12%
Net commercial loans	193,687	17%	203,760	17%	174,263	15%
Net commercial real estate loans	716,743	64%	764,714	64%	818,215	69%
Net consumer loans	63,605	6%	66,194	6%	53,435	4%
	$ 1,123,660	100%	$ 1,187,170	100%	$ 1,191,478	100%

DEPOSITS (unaudited) (in 000s)	March 31, 2009		Dec 31, 2008		March 31, 2008
Core Deposits
Savings	$ 15,850	1%	$ 17,677	1%	$ 17,933	2%
Checking	83,286	7%	76,626	6%	72,434	7%
Checking - non interest bearing	80,103	6%	90,376	8%	70,438	7%
Money market	133,022	11%	154,021	13%	183,063	17%
Certificates of Deposit under $100,000	352,785	29%	315,827	27%	286,657	27%
Subtotal	665,046	54%	654,527	55%	630,525	60%

Other Deposits
Certificates of Deposit $100,000 and above	303,308	25%	290,227	24%	287,281	28%
Brokered Certificates of Deposit	232,703	19%	239,353	20%	120,986	12%
CDARS Deposits	28,707	2%	11,317	1%	-	0%
Total Other Deposits	564,718	46%	540,897	45%	408,267	40%

Total	$ 1,229,764	100%	$ 1,195,424	100%	$ 1,038,792	100%

WEIGHTED AVERAGE INTEREST RATES:	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
(unaudited)	March 31, 2009	Dec 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
Yield on loans	5.25%	5.97%	7.60%	6.06%	8.47%
Yield on investments	1.86%	3.08%	4.16%	3.04%	4.39%
Yield on interest-earning assets	4.79%	5.73%	7.36%	5.79%	8.17%

Cost of deposits	2.81%	3.07%	3.61%	3.03%	3.83%
Cost of borrowings	2.39%	2.66%	3.56%	2.71%	4.44%
Cost of interest-bearing liabilities	2.77%	3.02%	3.60%	2.99%	3.93%

HRZB Reports Fourth Quarter Fiscal 2009 Results
April 30, 2009

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
(unaudited) (in 000s)	March 31, 2009	Dec 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
Loans	$ 1,176,795	$ 1,229,327	$ 1,192,023	$ 1,221,081	$ 1,137,051
Investments	181,631	111,800	87,138	119,052	89,324
Total interest-earning assets	1,358,426	1,341,127	1,279,161	1,340,133	1,226,375

Deposits	1,224,033	1,163,647	1,020,979	1,140,659	992,866
Borrowings	133,950	153,579	214,973	175,111	193,272
Total interest-bearing liabilities	$ 1,357,983	$ 1,317,226	$ 1,235,952	1,315,770	1,186,138

Average assets	$ 1,470,142	$ 1,461,806	$ 1,391,746	$ 1,446,282	$ 1,340,698
Average stockholders' equity	$ 105,673	$ 120,236	$ 128,128	$ 117,849	$ 126,762

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
(unaudited)	March 31, 2009	Dec 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
Return on average assets	-6.98%	-1.40%	1.08%	-2.31%	1.37%
Return on average equity	-97.13%	-17.03%	11.77%	-28.31%	14.53%
Efficiency ratio	112.00%	81.08%	48.21%	75.13%	48.12%
Net interest spread	2.02%	2.71%	3.76%	2.80%	4.24%
Net interest margin	2.03%	2.77%	3.88%	2.86%	4.37%
Equity-to-assets ratio	6.34%	8.04%	9.22%
Book value per share	$ 7.76	$ 9.88	$ 10.79
Tangible book value per share	$ 7.75	$ 9.86	$ 10.72

RESERVE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
(unaudited) (dollars in 000s)	March 31, 2009	Dec 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
Balance at beginning of period	$ 25,309	$ 25,579	$ 17,891	$ 19,114	$ 15,889
Provision for loan losses	40,000	10,000	2,000	65,000	4,100
Charge offs - net of recoveries	(26,328)	(10,270)	(777)	(45,133)	(875)
Balance at end of period	$ 38,981	$ 25,309	$ 19,114	$ 38,981	$ 19,114
Reserves/Gross Loans Receivable	3.35%	2.09%	1.58%
Reserves/Net Loans Receivable	3.47%	2.13%	1.60%

NON-PERFORMING ASSETS
(unaudited) (dollars in 000s)	March 31, 2009	Dec 31, 2008	March 31, 2008
Accruing loans - 90 days past due	$ 500	$ 5,643	$ -
Non-accrual loans	84,924	61,288	11,608
Total non-performing loans	$ 85,424	$ 66,931	$ 11,608
Total non-performing loans/gross loans	7.35%	5.52%	0.97%
Real estate owned	$ 19,227	$ 16,791	$ 655
Total non-performing assets	$104,651	$ 83,722	$ 12,263
Total non-performing assets/total assets	7.13%	5.69%	0.88%